Exhibit 99.1

FOR IMMEDIATE RELEASE:

NEWS

May 14, 2003

Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES FIRST QUARTER 2003 RESULTS

17% revenue growth over Q1 2002

$0.06 reduction in loss per share over Q1 2002

$7 million subordinated debt financing completed

DENVER—ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the first quarter of 2003.

Revenues grew by 17% to $14.9 million for the first quarter of 2003 as compared to the same period in 2002. For the same period, audio conferencing revenues, excluding revenues from Concert, which have been discontinued, grew by 29% over first quarter 2002. Including Concert, audioconferencing revenues increased 11% over the first quarter of 2002. Videoconferencing revenues also grew by 29% for first quarter 2003 compared to first quarter 2002 but declined by 5% sequentially over fourth quarter 2002 reflecting reduced sales of equipment in first quarter 2003.

First quarter 2003 operating loss reduced by $684,000 compared with first quarter 2002. Earnings before interest, taxes, depreciation and amortization (Ebitda) increased by $793 thousand to $887 thousand or an increase of 844% over first quarter 2002. Ebitda is defined and reconciled to US GAAP in the presentation of selected financial data.

Loss per share amounted to $0.11 for first quarter 2003, an improvement of $0.06 over first quarter 2002.

The Company said it has encountered higher telecom expenses in Europe relating to the installation and growth of its global services platform which is growing strongly. Presently, its European telecom costs are running at approximately $600 thousand per quarter higher than alternative prices offered by other telecom carriers in Europe. Although the Company is moving as rapidly as possible to alternative vendors this transition is expected no earlier than June 1, 2003.

As a result of the high telephony costs in Europe, variable costs increased to 27% of revenues in first quarter 2003. Fixed costs were controlled and increased by 4% over first quarter 2002. Variable and fixed costs are defined and reconciled to US GAAP in the presentation of selected financial data.

The Company said sales by major service category were tracking as follows:

Revenues $000	2002 Q1	2002 Q2	2002 Q3	2002 Q4	2003 Q1	2003 Q1%(1)
Audioconferencing services	$7,543	$7,992	$8,818	$9,308	$9,765	29%
Videoconferencing and other services	4,001	4,450	4,418	5,389	5,143	29%

Subtotal continuing services	11,544	12,442	13,236	14,697	14,908	29%
Concert-audio (phased-out)	1,226	518	209	0	0	—

Total	$12,770	$12,960	$13,445	$14,697	$14,908	17%

(1) % change compared to first quarter 2002.

Commenting on the results, ACT Chairman and Chief Executive Officer, Gerald D. Van Eeckhout said he was satisfied with overall revenue growth and the resulting operating improvements. Van Eeckhout said, pricing at the low-end of the teleconferencing industry remained extremely competitive, but the Company continues to differentiate itself by striving for better service quality, a wide range of products and services, and has one of the most geographically dispersed service offerings worldwide.

Van Eeckhout also said that April 2003 volumes and revenues were up approximately 5% over the first quarter average and were strong in Europe and the U.S. due to the Iraq War. Volumes were also strong in Canada and Asia/Pacific due to the SARS epidemic. These situations continued to build industry volume, but he cautioned against undue extrapolation from these trends.

Separately, the Company said it had recently closed on a $7 million subordinated debt financing. The proceeds would be used to finance US based growth initiatives. The Company will continue to pay down debt from operating cash flow.

The Company said it will discuss the general outlook at its conference call on Wednesday, May 14, 2003 at 2:15 p.m. MDT. Reservation number: 538181. Call-in numbers for Denver and International are: +1-303-262-2075; U.S. and Canada (toll-free): +1-800-218-8862. To participate in this conference over the Internet via ACT’s ActionCastSM, please join us at http://www.visualwebcaster.com/event.asp?id=14678.

Selected Financial Data

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. The following terms are used by management and are defined below: Ebitda, Variable Costs, Fixed Costs. Ebitda – earnings before interest, taxes, depreciation, and amortization is defined as operating income after adding back depreciation, amortization, and non-cash charges for impairment of assets. Ebitda is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Ebitda rather is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Ebitda provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes ebitda is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Ebitda is also used by lenders to test compliance with certain covenants. Variable costs are defined as variable telephony costs, Proximity video room rental cost of sales, special event costs and the cost of sale of audio and video equipment. Fixed expenses consist of expenses such as salaries, rent, utilities, fixed telecom charges and all other expenses not defined as variable costs, interest, taxes, depreciation or amortization.

	Three Months Ended
	March 31, 2003	March 31, 2002
Income Statement $000
Net revenue	$14,908	$12,770
Operating expenses	15,384	13,845

Operating income (loss)	(476)	(1,075)
Interest expense—net	311	343
Taxes	31	123

Net income (loss)	(818)	(1,541)
Preferred dividends	228	—

Net income (loss) available to common shareholders	$(1,046)	$(1,541)

Weighted average number of shares-basic and diluted	9,480	8,978
Earnings (loss) per share—basic and diluted	$(0.11)	$(0.17)
Ebitda	$887	$94

	March 31, 2003	December 31, 2002
Summarized Balance Sheet ($000)
Cash	$1,907	$3,176
Other current assets	13,908	13,051
Net equipment	22,915	23,445
Goodwill & Other non-current assets	19,573	19,788

Total assets	$58,303	$59,460

Total liabilities	$31,633	$31,921
Preferred stock	1,880	2,698
Shareholders’ equity	24,790	24,841

Total liabilities and shareholders’ equity	$58,303	$59,460

	March 31, 2003	March 31, 2002
Reconciliation of Ebitda to GAAP Operating Income
Operating income (loss) per GAAP financial statements	$(476)	$(1,075)
Add depreciation	1,270	1,093
Add amortization of other intangibles	93	76
Ebitda	$887	$94

	March 31, 2003	March 31, 2002
Reconciliation of Variable and Fixed Costs to GAAP Operating Costs
Variable costs	$4,095	$3,147
Fixed costs	9,926	9,529
Depreciation and amortization	1,363	1,169
Total operating costs per GAAP financial statements	$15,384	$13,845

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange

Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com